Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of VivoPower International PLC of our report dated October 30, 2025 relating to the consolidated financial statements of VivoPower International PLC as of and for the year ended June 30, 2025, which appears in VivoPower International PLC’s Annual Report on Form 20-F filed on October 30, 2025, as amended by Amendment No. 1 filed on November 6, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

Philadelphia, Pennsylvania

March 13, 2026